Ex-99.23.p

                                 CODE OF ETHICS
                               PC&J MUTUAL FUNDS
                         PARKER CARLSON & JOHNSON, INC.

Section  A:  Definitions
             -----------

1. "Access person" means any trustee, directors,officer or advisory person, as defined below, of the Trust or the Adviser.

2.     "Act"  means  the  Investment  Company  Act  of  1940,  as  amended.

3.     "Adviser"  means  Parker  Carlson  &  Johnson,  Inc.

4.     "Advisory  person"  means

a. Any trustee, director, officer oremployee of the Trust or the Adviser (or any company in a control relationship to the Trust or the Adviser)who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by any Fund, or

b. Any natural person in a control relationship to the Trust or the Adviserwho obtains information concerning recommendations with regard to the purchase or sale of a security by any Fund.

5. "Beneficial ownership" means ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

6. "Compliance Officer" means an officer appointed by the Board of Trustees to monitor the personal trading of access persons.

7. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of the company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of the Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a) (9) of the Act.

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8.     "Fund"  means  any  series  of  shares  of  the  Trust.

9. "Open order" means an unfilled order placed by the Adviser to buy or sell a particular security for the Fund's portfolio. Once the order is filled the transaction is deemed to be complete.

10. "Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as "security," or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, including options and other related securities, except that the term "security" shall not include securities issued by the government of the United States, bankers' acceptance, bank certificates of deposit, commercial paper and shares of unaffiliated registered open-end investment companies.

11. "Security held or to be acquired" by any Fund means any security as defined in the Code which,

a.     Is  held  by  the  Fund,  or

b. Is being considered by the Fund or its Adviser for purchase by the Fund; Provided, however, that a security shall not be deemed to be one which is to be acquired by the Fund or which the Fund is considering buying or selling if such security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

A security shall be deemed to be one which a Fund is "considering buying or selling" when the Fund, any advisory person of the Fund, its Adviser, or any advisory person of the its Adviser has taken any affirmative action towards the acquisition, purchase or sale of that particular security or the recommendation to do any of the foregoing.

12.     "Trust"  means  PC&J  Performance  Fund  and the PC&J Preservation Fund.


Section  B:  Statement  of  General  Principles:
             ----------------------------------

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     All  access  persons,  in  making  personal  securities transactions, shall adhere  to  the  following  principles:

a. The duty of an access person at all times is to place the interest of the Fund's shareholders first;

b. All personal securities transactions shall be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

c.     Access persons shall not take inappropriate advantage of their positions.


Section  C:  Compliance  Procedures  and  Reports
             ------------------------------------

1. The Compliance Officer shall institute procedures to review the reports required by this Section C. The Compliance Officer shall identify all access persons, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

2. No later than 10 days after a person becomes an access person, every access person will report to the Trust the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person):

     a.     The title, number of shares and principal amount of each security in
which     the access person has any direct or indirect beneficial ownership when
the     person  became  an  access  person.

     b. The name of any broker/dealer with the access person maintained an account when the person became an access person, and

     c.     The  date  the  report  is  submitted.


3.
     a. Each access person will report to the Trust a listing of each completed securities transaction in which the access person had any direct or indirect beneficial interest. The report shall be submitted no later than 30 days after the end of the calendar quarter in which the transactions to which the report relates were effected and shall contain the following information:

           i.     The  date  of  the  transaction,  the title, interest rate and
maturity  date               (if  applicable),  the  number  of  shares, and the
principal  amount  of  each  security  involved,

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          ii.     The  nature  of  the  transaction  (i.e. purchase, sale or any other  type  of  acquisition  or  disposition),

                iii.     The  price  at  which  the  transaction  was  effected,

                 iv. The name of the broker, dealer or bank with or through whom the transaction was effected, and

           v.     The  date  the  report  is  submitted.

4. The Compliance Officer will review the quarterly reports to ensure no client was disadvantaged.

5. An access person need not make such a report with respect to a transaction effected for any account over which he or she does not have any direct or indirect influence or control, or with respect to transactions effected pursuant to an Automatic Investment Plan. An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

6. The Compliance Officer will comply with Sections C, D and E of this Code by reporting trades to an Alternative Compliance Officer.

7.
     a.     All  access persons shall annually provide the following information
(as  of
          a  date  no  more  than  45  days  before  the  report  is submitted):

          i. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership.

                ii. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the  direct  or  indirect  benefit  of  the  access  person,  and

                iii.     The  date  the  report  is  submitted

     b.     All  access  persons  shall  certify  annually  that:

     i. They have read and understand the Code of Ethics and recognize that they are subject thereto,

     ii.     They  have  complied  with  the requirements of the Code of Ethics,

     iii.     They  have  disclosed  or  reported  all  personal  securities
transactions     required  to  be  disclosed  or  reported  pursuant  to  the
requirements  of     the  Code.

8. The Compliance Officer shall prepare an annual report to the Board of Trustees of the Trust that

a. Describes any issues existing under the Code of Ethics since the last report, including without limitation, information about material violations of the Code of Ethics and any sanctions imposed in response to the violations,

b. Identifies any recommended changes in existing restrictions or procedures based upon the Trust's experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

     c. Certifies to the Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent access persons from violating its
 Code of Ethics.

9. While Trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the personal investment guidelines and compliance procedures in Sections C and D of this Code apply to Trustees whose affiliation with the Trust is solely by reason of being a Trustee of the Trust only if the Trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that on the date of the Trustee's transaction that the same security or a related security was or was to be purchased or sold for the Fund through an open order or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.


Section  D:  Prohibited  Activities
             ----------------------

1. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund where such purchase or sale is made by an access person of the Trust or its Adviser, such access person shall not

a.     Employ  any  device,  scheme  or  artifice  to  defraud  the  Trust,

b. Make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements make, in light of the circumstances under which they are made, not misleading,

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c.     Engage  in  any  act,  practice,  or course of business which operates or would  operate  as  a  fraud  or  deceit  upon  the  Trust,  or

d.     Engage  in  any  manipulative  practice  with  respect  to  the  Trust.

2. No access person shall acquire a security in an initial public offering if the security is to be acquired by the Fund or is a security which any Fund is considering buying.

3. No access person shall acquire securities in a private placement or initial public offering (if the initial public offering security is not to be acquired by the Fund and is not a security which the Fund is considering buying) without the prior approval of the Compliance Officer of the Fund. In granting any approval, the Compliance Officer must take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. The Compliance Officer shall retain a record of any such approval and the rationale supporting the approval. Any access person who has been authorized to acquire securities in a private placement is required to disclose that investment when the access person plays a part in the Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be reviewed independently by investment personnel with no personal interest in the issuer.

4. No access person shall execute a securities transaction on a day during which the Fund, or any other fund within the Trust's investment complex, has an open order in that same security until that order is executed or withdrawn.

5. No access person shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

6. No access person shall serve on the boards of directors of publicly traded companies.



Section  E:  Duties  and  Powers  of  the  Board
             -----------------------------------

1. The reports submitted by access persons of the Trust shall be reviewed pursuant to procedures established by the Board of Trustees of the Trust in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

2. The Board of Trustees of the Trust may, in its discretion, take any of the following actions with regard to any access person when the Board has determined that such person has violated this Code, the Act or any regulations promulgated thereunder:

a.     Letter  of  censure  to  the  access  person,

b.     Suspension  of  employment  of  the  access  person,

c. Termination of the relationship whereby the person is deemed to be an access person of the Trust, or

d.     Termination of all relationships between the access person and the Trust,

e.     Require  that  profits  from  trades  be  disgorged.